PROMISSORY NOTE
(Purchase Price)

$ 58,189,971.23	March 21, 2014

FOR VALUE RECEIVED, American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership (“Maker”), whose principal office is located at 405 Park Avenue, 15th floor, New York, NY 10022 promises to pay to the order of Barceló Crestline Corporation, a Maryland corporation (together with any and all of its successors and assigns and/or any other holder of this Note, “BCC”), whose principal office is located at 3950 University Drive, Suite 301, Fairfax, VA, 22030, in lawful money of the United States of America, at its office indicated above or wherever else BCC may specify, the sum of Fifty Eight Million One Hundred Eighty Nine Thousand Nine Hundred Seventy One and 23/100 Dollars ($58,189,971.23), on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

1.          USE OF PROCEEDS. Indebtedness evidenced by this Note constitutes a portion of the purchase price (the “Purchase Price”) required to be paid in accordance with that certain Agreement of Purchase and Sale, dated as of January 30, 2014, between (i) HFP Hotel Owner II, LLC, a Delaware limited liability company, CSB Stratford LLC, a Delaware limited liability company, and CC Technology Square LLC, a Delaware limited liability company, each a wholly owned direct or indirect subsidiary of BCC (“Sellers”), and (ii) ARC Hospitality Baltimore, LLC, ARC Hospitality Providence, LLC, ARC Hospitality Stratford, LLC and ARC Hospitality Ga Tech, LLC, all Delaware limited liability companies (“Purchasers”), as amended by First Amendment to Agreement for Purchase and Sale, dated March 11 2014, between Sellers and Purchasers, as further amended by Second Amendment to Agreement for Purchase and Sale, dated March 21, 2014, between Sellers and Purchaser (as amended or assigned, the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement. The principal amount of this Note may be increased on the first and second anniversary of the Closing Date, in accordance with Section 2.2.2 (c) and/or (d) of the Purchase Agreement, which such sections are hereby incorporated herein by reference. Maker is the indirect owner of each of the Purchasers and will derive a direct benefit from Purchasers’ closing under the Purchase Agreement.

2.          MATURITY DATE. The entire principal balance of this Note, together with all accrued and unpaid interest thereon, if any, and any and all other amounts payable by Maker under this Note, shall be fully and immediately due and payable by Maker within ten (10) business days after the date that Maker or its parent corporation, American Realty Capital Hospitality Trust, Inc., has raised common equity in an aggregate amount equal to or greater than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (such date, the “Trigger Date”). From and after the date hereof, Maker shall provide written updates at least monthly to BCC of the aggregate amount of common equity raised by Maker or parent corporation. Maker shall fully and immediately pay to BCC (without prior request from BCC being required) the entire principal balance of this Note, together with all accrued and unpaid interest thereon, and any and all other amounts payable by Maker under this Note on the earlier of (i) within (10) days after the occurrence of the Trigger Date (and shall provide written notice to BCC within two (2) days after the occurrence of the Trigger Date) and (ii) the tenth (10th) anniversary of the date of this Note (the earlier of such two dates, the “Maturity Date”).

3.          INTEREST RATE. Commencing on the date hereof and continuing until the Maturity Date, interest shall accrue on the unpaid principal balance of this Note at a rate of interest equal to 6.8% (the “Interest Rate”), compounded annually.

4.          INTEREST AND FEE(S) COMPUTATION (ACTUAL/365). Interest and fees, if any, shall be computed, payable and allocated on the basis of a 360-day year consisting of twelve 30-day months.

5.          MONTHLY PAYMENTS. Subject to the remainder of this Section 5, interest shall be paid by Maker to BCC monthly, in arrears, beginning on April 1, 2014 and continuing on the first day of each following month (each, a “Monthly Payment Date”). The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, if any, and any and all other amounts payable by Maker under this Note shall be due and payable on the Maturity Date. Notwithstanding the foregoing, Maker may defer any amounts due to BCC on a Monthly Payment Date that occurs prior to July 7, 2014 (the “Defer Period”); provided however, that on the first Monthly Payment Date to occur after the Defer Period, Maker shall pay to BCC all accrued, but unpaid interest then outstanding.

6.          PREPAYMENT TERMS. Maker may pay the principal amount outstanding under this Note, in whole or in part, together with any accrued and unpaid interest thereon, at any time or from time to time, without penalty or premium.

7.          METHOD AND APPLICATION OF PAYMENTS. All payments made hereunder shall be made in lawful money of the United States of America. Monies received by BCC from any source for application toward payment of the Obligations shall be applied first, to cost of enforcement (as set forth in Section 11 of this Note), second, to accrued interest, and third, to principal. If any payment received by BCC under this Note is rescinded, avoided, invalidated, declared to be fraudulent or preferential, set aside, or for any reason returned by BCC (or repaid by BCC) because of any adverse claim or threatened action, the returned or repaid payment shall remain payable as an Obligation under this Note as though such payment had not been made. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by BCC of any payment in an amount less than the amount then due pursuant to this Note shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive, impair or extinguish any right or remedy available to BCC hereunder or under the Purchase Agreement, or (b) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. EDT shall be deemed to be received on, and shall be posted as of, the following business day. Whenever any payment under this Note falls due on a day which is not a business day, such payment may be made on the next succeeding business day.

8.          EVENTS OF DEFAULT. Each of the following shall constitute an event of default by Maker under this Note (each, an “Event of Default”)

a.   Failure to make any Monthly Payment or other payment due hereunder within two (2) days after written notice from BCC that such failure has occurred; and

b.   Failure to comply with any covenant or obligation set forth in this Note, not otherwise provided for in Section 8(a) within ten (10) days after written notice from BCC that such failure has occurred.

9.         REMEDIES; DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default, BCC may take such action at law or equity, without notice or demand, as it deems advisable to protect and enforce its rights hereunder, including, but not limited to, declaring the entire principal then outstanding, together with any accrued interest thereon, immediately due and payable. Without limiting the foregoing, if, and for so long as, any Monthly Payment or other payment due under this Note (subject to Maker’s right to defer Monthly Payments during the Defer Period) remains past due for five (5) days or more, interest under this Note shall accrue on the unpaid principal balance at the rate of twenty percent (20%) per annum (the “Default Interest Rate”), compounded monthly, beginning on the date such payment was due until such time as Maker pays to BCC such past due amounts together with any amounts that become due during such time.

10.       DEFINITIONS. Obligations. The term “Obligations”, as used in this Note refers to any and all indebtedness and other obligations under this Note of Maker to BCC.

11.       COST OF ENFORCEMENT; ATTORNEYS’ FEES AND OTHER COSTS. Maker shall pay all of BCC’s reasonable expenses incurred to (1) enforce its right under this Note, and (2) to enforce or collect any of the Obligations, including, without limitation, as a result of an Event of Default by Maker, in each case, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

12.       USURY. If at any time the effective interest rate under this Note (including the Default Interest Rate) would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by BCC in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Maker.

13.       WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note shall be valid unless in writing and signed by an officer of BCC. No waiver by BCC of any default shall operate as a waiver of any other default or the same default on a future occasion. Neither the failure nor any delay on the part of BCC in exercising any right, power, or remedy under this Note or the Purchase Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except to the extent otherwise provided by the Purchase Agreement or prohibited by law, Maker waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.

14.       NOTICES. Any notice, request, demand, consent, approval or other communication under or in accordance with this Note shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by facsimile. All notices shall be addressed as follows:

If to BCC:	with a copy to:

Simon Pedro Barceló	Holland & Knight LLP
C/. José Rover Motta, 27	1600 Tysons Boulevard
07006 Palma de Mallorca	Suite 700
Spain	Tysons Corner, Virginia 22102
Phone: 011 34 (971) 771 700	Attn: William J. Mutryn
Fax: 011 34 (971) 466 720	Phone: (703) 720-8069
Fax: (703) 720-8610

If to Maker:	with a copy to:

ARC Hospitality Trust 405	Jesse Galloway
Park Avenue, 15th Floor	c/o AR Capital, LLC
New York, NY 10022 Tel.	405 Park Avenue, 15th Floor
No.: 212.415.6505 Fax No.:	New York, NY 10022 Tel.
857.207.3397 Attention:	No.: (212) 415-6516 Fax
Jonathan Mehlman Tel.	No.: (646) 861-7751
No.: (646) 626-8857 Fax
No.: (646) 381-0539

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile. Notices may be given on behalf of a party by such party’s legal counsel.

15.            MISCELLANEOUS PROVISIONS. Assignment. This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. BCC’s interests in and rights under this Note are freely assignable, in whole or in part, by BCC. Maker shall not assign its rights and interest hereunder without the prior written consent of BCC, and any attempt by Maker to assign without BCC’s prior written consent is null and void. Any assignment shall not release Maker from the Obligations. Applicable Law; Conflict Between Documents. This Note shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of laws principles thereof. Jurisdiction. Maker irrevocably agrees to nonexclusive personal jurisdiction in the State of Delaware. Severability. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Interpretation; Captions. Any reference in this Notice to the term “person” shall mean any individual, person or entity; as required by the context, the singular shall include the plural, the plural the singular, the neuter gender shall include the male gender and female gender and vice versa. The captions contained in this Note are inserted for convenience only and shall not affect the meaning or interpretation of this Note. Posting of Payments. All payments received on business days after 2:00 p.m. EDT at the office of BCC first shown above shall be deemed received at the opening of the next business day. Fees and Taxes. Maker shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction assessed or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BCC BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS NOTE OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. FINAL AGREEMENT. This Note and the Purchase Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

16.       WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF MAKER BY EXECUTION HEREOF AND BCC BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BCC TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN THE PURCHASE AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

17.       PROMISSORY NOTE SUBORDINATION TO THE LOAN. In connection with the execution of this Note, Maker, BCC and the financing bank of the Maker will enter into a “Subordination and Standstill Agreement” in the form attached hereto as Attachment 1.

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IN WITNESS WHEREOF, Maker, on the day and year first above written, has caused this Note to be executed under seal.

MAKER:

AMERICAN REALTY CAPITAL
HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	American Realty Capital Hospitality Trust,
Inc., a Maryland corporation, its general

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

Signature Page-Promissory Note (Owned/Leased Assets)

ATTACHMENT 1:

Form of Subordination and Standstill Agreement